EXHIBIT 11
----------

                          IKON OFFICE SOLUTIONS, INC.
                     (formerly Alco Standard Corporation)
                       COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except earnings (loss) per share)

                                                                  1996                          1995
                                                       --------------------------    --------------------------
                                                                         Fully                         Fully
                                                         Primary       Diluted(1)      Primary       Diluted(1)
                                                       -----------    -----------    -----------    -----------
Three Months Ended December 31

Average Shares Outstanding
Common shares                                             132,801        132,801        116,315        116,315
Preferred stock                                                                                          8,694
Convertible loan notes                                                       230                           241
Dilutive effect of stock options                            1,545          1,669          2,229          2,300
                                                       -----------    -----------    -----------    -----------
  Total shares                                            134,346        134,700        118,544        127,550
                                                       ===========    ===========    ===========    ===========

Income
------
Continuing operations                                 $    44,659    $    44,744    $    36,937    $    36,937
Discontinued operations                                    20,151         20,151         26,229         26,229
                                                       -----------    -----------    -----------    -----------
Income before extraordinary item                           64,810         64,895         63,166         63,166
Extraordinary loss on extinguishment of debt              (12,156)       (12,156)
                                                       -----------    -----------    -----------    -----------
Net Income                                                 52,654         52,739         63,166         63,166
Less: Preferred dividends                                   4,885          4,885          7,664          4,885
                                                       -----------    -----------    -----------    -----------
Net income available to common shareholders           $    47,769    $    47,854    $    55,502    $    58,281
                                                       ===========    ===========    ===========    ===========

Earnings (Loss) Per Share
Continuing operations                                       $0.30          $0.30          $0.25          $0.25
Discontinued operations                                      0.15           0.15           0.22           0.21
Extraordinary loss                                          (0.09)         (0.09)
                                                       -----------    -----------    -----------    -----------
                                                            $0.36          $0.36          $0.47          $0.46
                                                       ===========    ===========    ===========    ===========


(1) This calculation is submitted in accordance with Regulation S-K item 601 (b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.